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                                                                    Exhibit 99.2

                   GLIATECH RELEASES RESPONSES TO FORM FDA 483

CLEVELAND - October 16, 2000 - Gliatech Inc. (Nasdaq: GLIA) today released its response to the Food and Drug Administration ("FDA"), which addresses the observations cited in the Form FDA 483 received by the Company on August 23, 2000. Gliatech has filed a Form 8-K with the Securities and Exchange Commission, which includes a redacted copy of the response filed with the FDA on September 14, 2000.

"Gliatech takes the FDA observations seriously and, in its response, answered each FDA observation and addressed the issues in a comprehensive manner. In its report, Gliatech also described the improved procedures it is now using and the additional staffing and supervision Gliatech has added and plans to add to the process," said Rodney E. Dausch, Chief Operating Officer of Gliatech Inc.

After discussions with the FDA, Gliatech withdrew the PMA supplement. In addition, Gliatech has proposed re-evaluating the magnetic resonance imaging ("MRI") data for the entire patient population under controlled conditions by an independent, trained and blinded evaluator. Gliatech proposed that this review be conducted by an independent third-party Contract Research Organization to ensure accuracy and impartiality. Gliatech intends to obtain FDA concurrence with the study protocol.

Gliatech is also in the process of retaining consultants to perform a comprehensive evaluation of its process for clinical studies management and training. In addition, Gliatech has added several managers and staff members to its clinical research and quality assurance departments.

Gliatech also noted that it believes the pre-clinical, clinical and human experiences with ADCON(R)-L to date has demonstrated the safety and effectiveness of the product in inhibiting postsurgical scarring and adhesions. ADCON(R)-L has now been used in over 165,000 procedures worldwide. As previously disclosed, the Form FDA 483 observations do not restrict Gliatech's ability to continue to market ADCON(R)-L in the U.S. and worldwide.
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"We continue to believe that ADCON(R)-L is safe product and a significant medical breakthrough. It is our responsibility to demonstrate continually the value and reliability of our products and our operations, and we are fully committed to doing so," said Clark E. Tedford, Vice President of Research and Development.

Gliatech is engaged in the discovery and development of biosurgery and therapeutic products to improve surgical outcomes and to treat neurological disorders. The biosurgery products include the ADCON(R) family of products, which are designed to inhibit postsurgical scarring and adhesions, and a proprietary monoclonal antibody to treat anti-inflammatory disorders. Gliatech's neurological disorders programs are focused on development of small molecule drug candidates to modulate the cognitive state of the nervous system and to treat the symptoms of schizophrenia.

Certain statements in this press release constitute "forward-looking statements" that are subject to risks and uncertainties which may cause the actual results of Gliatech to be different from expectations express or implied by such forward-looking statements. Such factors include, but are not limited to, uncertainty of market acceptance of Gliatech's products, the uncertainty of expenses associated with clinical trials and research efforts which may affect the continued profitability of Gliatech, uncertainty of regulatory approvals, the timing and content of decisions by the FDA, including the decisions with respect to the recent inspectional observations by the FDA, the uncertainty of market conditions and other risk factors detailed in Gliatech's SEC filings.